EXHIBIT 99.1

PCSB Financial Corporation Announces Third Quarter Earnings of PCSB Bank

Yorktown Heights, New York; April 27, 2017 —(PR Newswire) – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank, today announced that PCSB Bank earned net income of $1.9 million and $5.0 million for the three and nine months ended March 31, 2017, respectively. This compares favorably to net income of $1.1 million and $3.1 million for the three and nine months ended March 31, 2016, respectively. During the three and nine months ended March 31, 2017, the Bank recognized a non-recurring curtailment of its defined benefit pension plan, generating a $919,000 pre-tax, $607,000 after-tax, reduction to the salaries and benefits component of noninterest expense.

Effective April 20, 2017, PCSB Bank completed its mutual-to-stock conversion and the Company completed its related initial public offering. Accordingly, the financial results for the three and nine months ended March 31, 2017 and for prior comparative periods relate to the consolidated operations of PCSB Bank and subsidiaries only.

President’s Comments

“Last week we completed our transformation from a mutual savings bank into a publicly traded company and we are excited by the positive response from our depositors during the initial public offering,” said Joseph Roberto, Chairman, President and Chief Executive Officer of PCSB Financial Corporation. “Going forward it is our intention to deploy the new capital and prudently grow our franchise in a way that is beneficial to our shareholders.”

Mr. Roberto continued, “Although the balance sheet as of March 31, 2017 reflects the receipt of investors’ subscription funds being held pending the completion of the stock offering, our third quarter financial statements do not reflect the net proceeds from the completion of the stock offering. Nevertheless, we are pleased to show increased earnings as we begin to implement business strategies to deploy the offering proceeds to grow loans and deposits.”

Income Statement Summary

Net interest income increased $282,000 to $9.0 million and $729,000 to $26.3 million for the three and nine months ended March 31, 2017, respectively, compared to the same periods in 2016. Net interest income increased for the three and nine months ended March 31, 2017 as a result of an increase in the average balances of loans and investment securities outstanding, partially offset by an increase in the average balance of deposits and the average rate paid on deposits.

The provision for loan losses increased $132,000 and $323,000 for the three and nine month ended March 31, 2017, respectively, compared to the same periods in 2016. Charge-offs, net of recoveries, were $34,000 and $36,000 for the three and nine months ended March 31, 2017, respectively, compared to $348,000 and $522,000 for the three and nine months ended March 31, 2016. Loans classified as substandard and doubtful decreased $11.5 million to $24.1 million at March 31, 2017 from $35.6 million at June 30, 2016.

Noninterest income increased by $108,000 and $2.0 million to $626,000 and $3.4 million for the three and nine months ended March 31, 2017, respectively, compared to the same periods in 2016. The $108,000 increase in the three month period ended March 31, 2017 was primarily the result of higher fees and service charges. The $2.0 million increase in the nine months ended March 31, 2017 was primarily the result of the receipt of $1.6 million in settlement on a loan charged-off by CMS Bank before the 2015 merger, additional bank owned life insurance income and higher fees and service charges.

Noninterest expense decreased $944,000 and $479,000 to $6.6 million and $21.6 million for the three and nine months ended March 31, 2017, respectively, compared to the same periods in 2016. These decreases were primarily due to a nonrecurring $919,000 reduction in salaries and benefits expense from the curtailment of the defined benefit pension plan. Excluding the impact of the curtailment, noninterest expense for the three months ended March 31, 2017 would have decreased $25,000, primarily due to a $169,000 decrease in professional fees, partially offset by increases of $89,000 in salaries and benefits (excluding curtailment) and $78,000 in occupancy and equipment. Excluding the impact of the curtailment, noninterest expense for the nine months ended March 31, 2017 increased $440,000, which was primarily due to increases of $514,000 in salaries and benefits (excluding curtailment) and $930,000 in occupancy and expenses, partially offset by decreases of $391,000 in professional fees and $613,000 in other noninterest expenses. The increases in salaries and benefits for both periods were due primarily to an increase in retirement expenses. The increase in occupancy and equipment for the nine months ended March 31, 2017 was due primarily to a $521,000 impairment charge on an operating lease. The decreases in professional fees were due primarily to the Bank hiring consultants in the 2016 periods to assist with the implementation of the ICOFR audit requirements of FDICIA.

Income tax expense increased $410,000 and $969,000 to $878,000 and $2.3 million for the three and nine months ended March 31, 2017, respectively, due to an increase in pre-tax income. The effective income tax rate was 31.7% and 31.3% for the three and nine months ended March 31, 2017, respectively, compared to 29.9% for both the three and nine months ended March 31, 2016.

Balance Sheet Summary

Total assets increased $145.3 million to $1.4 billion at March 31, 2017 from $1.3 billion at June 30, 2016. This increase was primarily due to increases of $136.8 million in cash and cash equivalents, and $8.3 million in total investment securities, partially offset by a $5.6 million decrease in net loans. The $136.8 million increase in cash and cash equivalents was primarily due to the investors’ subscription funds held on deposit pending the completion of the stock offering. The $5.6 million decrease in net loans was due to an $11.0 million decrease in commercial and consumer loans, and a $788,000 increase in the allowance for loan losses, partially offset by a $6.3 million increase in mortgage loans.

Total liabilities increased $137.9 million to $1.3 billion at March 31, 2017 from $1.2 billion at June 30, 2016. This increase was primarily due to investors’ subscription funds of $136.3 million and a $1.8 million increase in total deposits. The $1.8 million increase in total deposits is comprised of an increase of $12.9 million in non-interest bearing deposits, partially offset by a decrease of $11.1 million in interest bearing deposits, principally certificates of deposit. The Bank’s strategy has been to focus on attracting lower cost checking accounts while allowing higher cost certificates of deposit to roll off.

Total equity increased $7.3 million to $117.3 million at March 31, 2017 from $109.9 million at June 30, 2016. This increase was primarily due to net income of $5.0 million and a $2.3 million decrease in accumulated other comprehensive loss. At March 31, 2017, PCSB Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Bank

PCSB Bank is a New York-chartered stock savings bank and the wholly-owned subsidiary of PCSB Financial Corporation. PCSB Bank has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company’s business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company’s financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Bank

Consolidated Balance Sheets (unaudited)

(amounts in thousands)

	March 31, 2017	June 30, 2016
ASSETS
Cash and due from banks	$177,022	$36,258
Federal funds sold	1,387	5,320

Cash and cash equivalents	178,409	41,578
Held to maturity investment securities, at amortized cost (fair value of $290,363 and $273,317, respectively)	292,073	270,679
Available for sale investment securities, at fair value	99,286	112,351

Total investment securities	391,359	383,030
Loans receivable, net of allowance for loan losses of $4,830 at March 31, 2017 and $4,042 at June 30, 2016	776,756	782,336
Accrued interest receivable	3,464	3,361
Federal Home Loan Bank stock, at cost	2,243	2,047
Bank premises and equipment, net	12,200	10,774
Deferred tax assets, net	4,301	6,164
Foreclosed real estate	1,742	905
Bank-owned life insurance	23,031	22,557
Goodwill	6,106	6,106
Other intangible assets, net	593	702
Other assets	7,117	2,511

Total assets	$1,407,321	$1,262,071

LIABILITIES
Interest bearing deposits	$978,898	$990,032
Non-interest bearing deposits	135,571	122,663

Total deposits	1,114,469	1,112,695
Mortgage escrow funds	6,732	7,023
Advances from Federal Home Loan Bank	24,446	20,081
Stock offering subscription funds	136,252	—
Other liabilities	8,152	12,323

Total liabilities	1,290,051	1,152,122

Commitments and Contingencies
EQUITY
Retained earnings	122,938	117,919
Accumulated other comprehensive loss	(5,668)	(7,970)

Total equity	117,270	109,949

Total liabilities and equity	$1,407,321	$1,262,071

PCSB Bank

Consolidated Statements of Operations (unaudited)

(amounts in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2017	2016	2017	2016
Interest and dividend income
Loans	$8,493	$8,337	$25,256	$24,537
Investment securities	1,633	1,425	4,643	4,322
Fed funds and other	150	106	336	230

Total interest and dividend income	10,276	9,868	30,235	29,089
Interest expense
Deposits	1,242	1,136	3,788	3,382
Mortgage escrow funds	12	11	42	38
FHLB advances	55	45	136	138
Stock offering subscription funds	9	—	9	—

Total interest expense	1,318	1,192	3,975	3,558

Net interest income	8,958	8,676	26,260	25,531
Provision for loan losses	235	103	823	500

Net interest income after provision for loan losses	8,723	8,573	25,437	25,031
Noninterest income
Fees and service charges	353	269	955	816
Bank-owned life insurance	146	154	474	300
Settlement on acquired loan	—	—	1,615	—
Other	127	95	393	300

Total noninterest income	626	518	3,437	1,416
Noninterest expense
Salaries and employee benefits	3,495	4,325	12,189	12,594
Occupancy and equipment	1,362	1,284	4,497	3,567
FDIC assessment	160	230	481	673
Professional fees	273	442	858	1,249
Postage, printing, stationary and supplies	140	157	404	513
Advertising	135	143	364	261
Merger and acquisition related expenses	—	—	—	161
Amortization of intangible assets	36	40	109	121
Other operating expenses	979	903	2,670	2,912

Total noninterest expense	6,580	7,524	21,572	22,051

Net income before income tax expense	2,769	1,567	7,302	4,396
Income tax expense	878	468	2,283	1,314

Net income	$1,891	$1,099	$5,019	$3,082

PCSB Bank

Selected Financial Ratios (unaudited)

	At and For 3-Months Ended March 31,		At and For 9-Months Ended March 31,		At and For the Year Ended June 30
	2017	2016	2017	2016	2016
Performance Ratios (1):
Return on average assets (2)	0.59%	0.36%	0.53%	0.34%	0.24%
Return on average equity (3)	6.62%	3.88%	5.94%	3.65%	2.59%
Interest rate spread (4)	2.87%	2.92%	2.83%	2.84%	2.84%
Net interest margin (5)	2.96%	3.00%	2.91%	2.93%	2.92%
Efficiency ratio (6)	70.38%	82.76%	74.71%	83.38%	88.17%
Noninterest income to average assets	0.20%	0.17%	0.36%	0.16%	0.16%
Noninterest expense to average assets	2.07%	2.49%	2.28%	2.43%	2.48%
Average interest-earning assets to average interest-bearing liabilities	118.73%	119.67%	119.38%	120.23%	120.01%
Loans to deposits	69.70%	69.26%	69.70%	69.26%	70.31%
Capital Ratios:
Equity to assets (7)	8.97%	9.37%	8.93%	9.31%	9.27%
Tier 1 capital (to adjusted total assets)	9.13%	9.27%	9.13%	9.27%	8.92%
Common equity Tier 1 capital (to risk-weighted assets)	13.99%	14.18%	13.99%	14.18%	13.47%
Tier 1 capital (to risk-weighted assets)	13.99%	14.18%	13.99%	14.18%	13.47%
Total capital (to risk-weighted assets)	14.57%	14.68%	14.57%	14.68%	13.96%
Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.62%	0.52%	0.62%	0.52%	0.51%
Allowance for loan losses as a percent of non-performing loans	33.77%	26.12%	33.77%	26.12%	32.17%
Net charge-offs to average outstanding loans during the period	0.02%	0.19%	0.01%	0.09%	0.23%
Non-performing loans as a percent of total loans	1.83%	1.97%	1.83%	1.97%	1.60%
Non-performing assets as a percent of total assets	1.14%	1.29%	1.14%	1.29%	1.07%

(1)	Performance ratios for the three and nine months ended March 31, 2017 and 2016 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(5)	Represents net interest income as a percent of average interest-earning assets.
(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)	Represents average equity divided by average total assets.